Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Third Quarter 2016

EVANSTON, Ill., August 4, 2016 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights

•	Total investment income of $13.8 million

•	Net investment income of $4.9 million, or $0.29 per share

•	Adjusted net investment income of $6.5 million, or $0.38 per share(1)

•	Net increase in net assets resulting from operations of $12.8 million, or $0.74 per share

•	Invested $2.1 million in debt and equity securities in existing portfolio companies

•	Received proceeds from sales and realizations of $14.5 million

•	Completed secondary equity offering of 2,875,000 shares of common stock resulting in net proceeds of approximately $43.7 million

•	Paid regular quarterly dividend of $0.39 per share on June 24, 2016

•	Net asset value (NAV) of $298.0 million, or $15.52 per share, as of June 30, 2016

Management Commentary

“Our investment portfolio continues to perform well producing solid second quarter results with investment income increasing 8.1% year-over-year. We were particularly pleased with the underlying performance of our equity portfolio, in which several investments had meaningful write-ups,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “As expected, investment activity was light in Q2 2016 due to reduced levels of M&A activity; however, an uptick in M&A activity is expected to provide for a more active second half of the year. With over $120 million in capital available at quarter end, we are well positioned to support our strategy of selectively growing and further diversifying our investment portfolio by focusing on high-quality companies in industries we know well, that generate strong free cash flow and have positive long-term outlooks.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2016 Financial Results

For the three months ended June 30, 2016, total investment income was $13.8 million, an increase of $1.0 million, or 8.1%, over the $12.8 million of total investment income for the three months ended June 30, 2015. The increase was attributable to a $0.7 million increase in interest income resulting largely from higher average levels of debt investments outstanding and a $0.6 million increase in dividend income due to increased levels of distributions received from equity investments, which were partially offset by a $0.3 million decrease in fee income resulting from a higher level of investment activity for the three months ended June 30, 2015, as compared to the three months ended June 30, 2016.

For the three months ended June 30, 2016, total expenses, including income tax provision, were $8.9 million, an increase of $2.1 million or 31.5%, over the $6.8 million of total expenses, including income tax provision, for the three months ended June 30, 2015. Interest and financing expenses for the three months ended June 30, 2016 were $2.7 million, an increase of $0.4 million or 15.2%, compared to $2.3 million for the three months ended June 30, 2015 as a result of higher average balances of SBA debentures and borrowings under the Credit Facility outstanding during 2016. The base management fee increased $0.1 million, or 7.6%, to $2.0 million for the three months ended June 30, 2016 due to higher average total assets less cash and cash equivalents for the three months ended June 30, 2016 than the three months ended June 30, 2015. The incentive fee for the three months ended June 30, 2016 was $3.2 million, a $1.6 million, or 104.9%, increase from the $1.6 million incentive fee for the three months ended June 30, 2015 which was primarily the result of a $1.5 million increase in the capital gains incentive fee to $1.6 million. The administrative service fee, professional fees and other general and administrative expenses totaled $1.0 million for both the three months ended June 30, 2016 and June 30, 2015.

Net investment income for the three months ended June 30, 2016 was $4.9 million, which was a decrease of $1.1 million, or 18.1%, compared to net investment income of $6.0 million during the three months ended June 30, 2015 as a result of the $1.0 million increase in total investment income and the $2.1 million increase in total expenses, including income tax provision.

For the three months ended June 30, 2016, the total net realized gain on investments was $0.6 million. During the three months ended June 30, 2016, we recorded a net change in unrealized appreciation on investments of $7.5 million attributable to (i) net unrealized depreciation of $0.3 million on debt investments and (ii) net unrealized appreciation of $7.8 million on equity investments. During the three months ended June 30, 2016, we recorded a $205 income tax provision for expected income taxes due from realized gains on investments.

As a result of these events, our net increase in net assets resulting from operations during the three months ended June 30, 2016 was $12.8 million, or an increase of $6.5 million, or 104.8%, compared to a net increase in net assets resulting from operations of $6.2 million during the prior year period.

Per share results for the second quarter ended June 30, 2016 are based on weighted average shares outstanding of 17.3 million, compared to 16.2 million weighted average shares outstanding for the second quarter of 2016, an increase of 7.1%. This increase reflects shares sold under a secondary equity offering completed in the second quarter of 2016.

Portfolio and Investment Activities

As of June 30, 2016, Fidus had debt and equity investments in 53 portfolio companies with an aggregate fair value of $452.7 million, or approximately 100.7% of cost. The average portfolio investment on a cost basis was $9.2 million (which excludes four investments in portfolio companies that sold their operations and are in the process of winding down) and Fidus held equity ownership in 84.9% of its portfolio companies. During the second quarter ended June 30, 2016, Fidus invested $2.1 million in debt and equity investments in existing portfolio companies and received proceeds from sales and realizations of $14.5 million. As of June 30, 2016, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.3%.

Fidus had debt investments in two portfolio companies on non-accrual status as of June 30, 2016, which represented 5.6% of the portfolio cost and 2.7% of the portfolio fair value as of that date.

Liquidity and Capital Resources

As of June 30, 2016, Fidus had $59.1 million in cash and cash equivalents. SBA debentures outstanding were $214.0 million and unfunded SBA commitments totaled $11.0 million as of June 30, 2016. Fidus had no borrowings outstanding on its senior secured revolving credit facility as of June 30, 2016. The weighted average interest rate on debt outstanding as of June 30, 2016 was 4.2%.

Subsequent Events

•	On July 18, 2016, we invested $17.3 million in subordinated notes and common equity of Rohrer Corporation, a manufacturer of high visibility, graphically intensive packaging for consumer products.

•	On July 21, 2016, we exited our debt and equity investments in Paramount Building Solutions, LLC. We recognized a loss of approximately $12.0 million on our subordinated notes, equity and warrant investments, which had a fair value of $0.0 million as of June 30, 2016.

•	On July 25, 2016, we exited our debt and equity investments in National Truck Protection Co., Inc. We received payment in full on our senior secured loan, including a prepayment penalty, and recognized a gain of approximately $1.0 million on our equity investment.

•	On July 26, 2016, we exited our debt investment in Carlson Systems Holdings, Inc. (“Carlson”). We received payment in full on our subordinated notes, including a prepayment penalty. Additionally, we received a distribution from our equity investment in Carlson related to the sale of its operations, which resulted in a realized gain of approximately $4.0 million.

Third Quarter 2016 Dividend of $0.39 Per Share Declared

On August 1, 2016, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the third quarter of 2016 payable on September 23, 2016 to stockholders of record as of September 9, 2016.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2016 taxable income, as well as the tax attributes for 2016 dividends, will be made after the close of the 2016 tax year. The final tax attributes for 2016 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 5, 2016. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 44608617.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on August 5, 2016 until 11:59pm ET on August 10, 2016 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 44608617. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30, 2016 (unaudited)	December 31, 2015
ASSETS
Investments, at fair value
Control investments (cost: $12,042 and $12,042, respectively)	$—	$618
Affiliate investments (cost: $95,463 and $105,930, respectively)	107,540	111,846
Non-control/non-affiliate investments (cost: $342,049 and $330,366, respectively)	345,198	330,805

Total investments, at fair value (cost: $449,554 and $448,338, respectively)	452,738	443,269
Cash and cash equivalents	59,143	31,657
Interest receivable	5,095	4,520
Prepaid expenses and other assets	1,060	1,222

Total assets	$518,036	$480,668

LIABILITIES
SBA debentures, net of deferred financing costs (Note 6)	$210,253	$209,394
Borrowings under credit facility, net of deferred financing costs (Note 6)	(636)	14,734
Accrued interest and fees payable	3,037	2,840
Due to affiliates	7,032	5,762
Taxes payable	205	400
Accounts payable and other liabilities	100	176

Total liabilities	219,991	233,306

Commitments and contingencies (Note 7)

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 19,200,085 and 16,300,732 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively)	19	16
Additional paid-in capital	290,348	246,307
Undistributed net investment income	12,218	13,887
Accumulated net realized (loss) gain on investments, net of taxes and distributions	(6,319)	(6,145)
Accumulated net unrealized (depreciation) appreciation on investments	1,779	(6,703)

Total net assets	298,045	247,362

Total liabilities and net assets	$518,036	$480,668

Net asset value per common share	$15.52	$15.17

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Investment Income:
Interest income
Control investments	$—	$92	$—	$220
Affiliate investments	2,763	2,496	5,607	4,841
Non-control/non-affiliate investments	10,034	9,528	20,637	18,978

Total interest income	12,797	12,116	26,244	24,039
Dividend income
Affiliate investments	494	44	656	74
Non-control/non-affiliate investments	254	114	335	221

Total dividend income	748	158	991	295
Fee income
Control investments	—	10	—	10
Affiliate investments	6	158	13	158
Non-control/non-affiliate investments	244	338	1,212	1,102

Total fee income	250	506	1,225	1,270
Interest on idle funds and other income	37	19	63	33

Total investment income	13,832	12,799	28,523	25,637

Expenses:
Interest and financing expenses	2,654	2,303	5,254	4,433
Base management fee	2,005	1,864	3,988	3,655
Incentive fee	3,190	1,557	5,070	3,156
Administrative service expenses	367	347	688	715
Professional fees	253	220	735	659
Other general and administrative expenses	399	463	717	756

Total expenses	8,868	6,754	16,452	13,374

Net investment income before income taxes	4,964	6,045	12,071	12,263
Income tax provision (benefit)	21	6	46	(5)

Net investment income	4,943	6,039	12,025	12,268

Net realized and unrealized gains (losses) on investments:
Net realized gains on affiliates investments	458	—	458	—
Net realized gains (losses) on non-control/non-affiliate investments	112	5,277	(198)	5,277
Net change in unrealized appreciation (depreciation) on investments	7,485	(5,070)	8,253	(4,890)
Income tax provision from realized gains on investments	(205)	—	(205)	—

Net gain on investments	7,850	207	8,308	387

Net increase in net assets resulting from operations	$12,793	$6,246	$20,333	$12,655

Per common share data:
Net investment income per share-basic and diluted	$0.29	$0.37	$0.72	$0.76

Net increase in net assets resulting from operation per share — basic and diluted	$0.74	$0.39	$1.21	$0.78

Dividends declared per share	$0.39	$0.40	$0.78	$0.78

Weighted average number of shares outstanding — basic and diluted	17,329,685	16,186,688	16,815,592	16,123,722

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2016 and 2015.

	($ in thousands) Three months ended June 30, (unaudited)		($ in thousands) Six months ended June 30, (unaudited)
	2016	2015	2016	2015
Net investment income	$4,943	$6,039	$12,025	$12,268
Capital gains incentive fee (reversal) expense	1,570	41	1,662	77

Adjusted net investment income	$6,513	$6,080	$13,687	$12,345

	(Per share) Three months ended June 30, (unaudited)		(Per share) Six months ended June 30, (unaudited)
	2016	2015	2016	2015
Net investment income	$0.29	$0.37	$0.72	$0.76
Capital gains incentive fee (reversal) expense	0.09	—	0.10	—

Adjusted net investment income (1)	$0.38	$0.38	$0.81	$0.77

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee accrual expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross	Jody Burfening
Chief Executive Officer	LHA
Fidus Investment Corporation	(212) 838-3777
847-859-3940	jburfening@lhai.com